EXHIBIT 99.1

Renovaro and BioSymetrics Announce Definitive Merger Agreement to Advance AI-Driven Biomarker Discovery and Precision Medicine

Strategic Combination Aims to Accelerate Biomarker Identification, Enhance Drug Discovery, and Expand Precision Medicine Applications in Cancer and Beyond

LOS ANGELES – February 26, 2025 – Renovaro Biosciences Inc. (NASDAQ: RENB), a TechBio leader focused on next-generation diagnostics, drug discovery, and genetically enhanced cancer therapies, today announced a definitive agreement to merge with BioSymetrics, an artificial intelligence (AI)-driven drug discovery and biomarker identification company. This transformative partnership is designed to enhance Renovaro’s data repository, biomarker discovery capabilities, accelerate translational research, and bring precision medicine solutions to cancer and other critical disease areas.

At the core of this collaboration is BioSymetrics’ proprietary Elion platform, a cutting-edge AI and machine learning engine that uncovers complex biological relationships to accelerate the discovery of diagnostics and therapeutics. BioSymetrics’ Phenograph provides a translational engine that maps human clinical signals to prioritized therapeutic targets and is designed to expedite and improve target and biomarker identification and enable patient stratification and drug repurposing. BioSymetrics’ advanced AI in vivo modeling and machine vision systems enable high throughput phenotypic screening, leveraging AI-powered analysis to detect subtle biological responses with unprecedented accuracy. Through in vivo modeling BioSymetrics has amassed an incredible database of proprietary in vivo experimentation, with associated behavioural and morphological analysis. This integrated approach hastens the discovery and validation of transformative therapeutics by bridging computational insights with real-world biological validation, and has enabled platform and analytic partnerships with Janssen, Pfizer, Merck, Supernus Pharma, and Deerfield Cures. By integrating Elion into Renovaro’s workflow, the combined entity aims to streamline the translation of biomarker insights into accelerated discovery timelines, enhancing precision in target identification and improving overall research efficiency, ultimately enabling faster and more effective drug discovery and therapeutic development.

“This merger represents a pivotal step in our mission to diagnose cancer and advance precision medicine,” said David Weinstein, CEO of Renovaro. “By combining our expertise in oncology with BioSymetrics’ AI-driven biomarker discovery, we are creating a powerful synergy that will enhance our ability to identify new therapeutic targets, validate diagnostics and accelerate drug development.”

BioSymetrics’ AI technology has been instrumental in uncovering novel disease signatures and optimizing precision medicine strategies. Through this merger, Renovaro will gain access to cutting-edge computational tools that enhance the ability to stratify patients, predict treatment responses, and drive more effective therapeutic interventions.

“We are excited to join forces with Renovaro to translate cutting-edge biomarker discoveries into tangible advancements in drug development,” said Anthony Iacovone, CEO of BioSymetrics. “Our AI-driven Elion platform is significantly impacting precision medicine and by aligning with Renovaro’s deep expertise in immunotherapy and oncology, we can accelerate the journey from discovery to clinical application.”

The merger underscores a shared commitment to harnessing AI and data-driven approaches to improve patient outcomes. Moving forward, the combined company will focus on integrating AI-powered biomarker discovery with innovative drug development, ultimately bringing more precise and effective treatments to patients worldwide.

The transaction is expected to close in March 2025, subject to customary closing conditions and regulatory approvals.

For more information, visit www.renovarogroup.com and www.biosymetrics.com.

About BioSymetrics

BioSymetrics is a leading AI-powered drug discovery and data analytics company, focusing on phenotype-based insights to identify novel therapeutics. Its proprietary Elion platform integrates large-scale biological and clinical data to drive innovation in the pharmaceutical and healthcare industries. For more information, visit www.biosymetrics.com.

About Renovaro

Renovaro https://renovarogroup.com/ aims to accelerate precision and personalized medicine for longevity powered by mutually reinforcing AI and biotechnology platforms for early diagnosis, better-targeted treatments, and drug discovery. Renovaro Inc. includes RenovaroBio with its advanced cell-gene immunotherapy company and RenovaroCube that is leveraging AI for multi-omic diagnostics and drug development. For more information, visit www.renovarogroup.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties, including but not limited to the success or efficacy of our pipeline, platform and fundraising. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “plans,” “expects,” “aims,” “intends,” “potential,” or similar expressions. Actual events or results may differ materially from those projected in any of such statements due to various uncertainties, including as set forth in Renovaro’s most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Renovaro Inc. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Investor Relations

Chris Tyson
Executive Vice President
MZ Group - MZ North America
949-491-8235
RENB@mzgroup.us
www.mzgroup.us

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